Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Other Service Providers” and “Representations and Warranties”, and to the incorporation by reference of our report dated November 17, 2006, on the financial statements and financial highlights of SunAmerica Equity Funds as of and for the year ended September 30, 2006 in the Registration Statement filed on Form N-14.

ERNST & YOUNG LLP

Houston, Texas

December 8, 2006